IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                              Muscatine, Iowa 52761
                                 (563) 263-4221


For more information contact:
D. Scott Ingstad, Chairman, President and CEO (563-262-4202)
Or
Kim K. Bartling, Executive Vice President, Chief Operating Officer
  & Treasurer (563-262-4216)

                                  PRESS RELEASE
         FOR RELEASE April 22, 2005, at 11:00 a.m. Central Standard Time


Iowa First Bancshares Corp. Reports First Quarter Financial Results and Dividend Payment

Iowa First Bancshares Corp. (OTCBB IFST) today reported operating results for the three month period ended March 31, 2005. Consolidated net income for the quarter totaled $766,000 or $.55 per share. This compared to $823,000 or $.58 per share for the same period last year. The decrease of $.03 or five percent in earnings per share was primarily attributable to higher provision for loan losses as well as increased noninterest operating expenses. The Company's annualized return on average assets and return on average equity for the quarter ended March 31, 2005 was .82% and 12.0%, respectively.

During the first quarter of 2005 compared to the first three months of 2004, net interest income increased $119,000 (4.2%), but provision for loan losses rose by $70,000 (41.2%). This increase in provision for loan losses was largely the result of one problem loan relationship. Conversely, noninterest income was raised by $66,000 (9.5%). Noninterest operating expense increased $199,000 (9.2%).

Total assets grew $17.4 million (4.8%), while total deposits increased $12.1 million (4.4%) during the first quarter of 2005. Net loans outstanding at March 31, 2005, improved $2.1 million (0.8%), compared to December 31, 2004. Additionally, $3.1 million of loans were sold into the secondary market during the quarter. The allowance for loan losses totaled $3.4 million at March 31, 2005, or 1.2% of gross loans outstanding.

The board of directors declared a $.25 per share cash dividend to be paid to shareholders of record March 29, 2005. This dividend will be paid on April 26, 2005 and results in an annualized yield of 2.8% on the December 31, 2004 stock price.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2004 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

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

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

                                                       For the Quarter     For the Quarter
                                                           Ended                Ended
                                                       March 31, 2005      March 31, 2004
                                                       -----------------------------------

Net Interest Income .................................      $2,966             $2,847
Provision for Loan Losses ...........................         240                170
Noninterest Income, including securities gains ......         758                692
Operating Expense ...................................       2,370              2,171
Net Income After Income Taxes .......................         766                823

Net Income Per Common Share,
   Basic and Diluted ................................      $ 0.55             $ 0.58



                                            As of             As of                As of
                                       March 31, 2005    December 31, 2004     March 31, 2004
                                       ------------------------------------------------------
Gross Loans .........................   $   286,438       $   284,284           $   273,004
Total Assets ........................       381,555           364,183               387,817
Total Deposits ......................       289,832           277,735               293,411
Tier 1 Capital ......................        32,886            32,479                31,337

Return on Average Equity ............         12.0%             14.5%                 13.0%
Return on Average Assets ............          .82%              .99%                  .89%
Net Interest Margin (tax equivalent)          3.45%             3.50%                 3.40%
Allowance as a Percent of Total Loans         1.19%             1.19%                 1.18%


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